Exhibit 99.1
Atmel Expands its Board of Directors
SAN JOSE, Calif., July 26, 2007 – Atmel(R) Corporation (Nasdaq: ATML) today announced the expansion of its Board of Directors from six to eight members with the election of Papken Der Torossian and Jack L. Saltich as new Independent Directors at the Annual Meeting of Stockholders held on July 25, 2007.
Mr. Der Torossian, 68, currently serves as a Director of Parker Vision, the Chairman of Vistec Semiconductor and as Managing Director of Crest Enterprise LLC. Mr. Der Torossian served as Chairman of the Board of Therma Wave, Inc. from 2003 until 2007, when the company was sold to KLA-Tencor. From 1984 to 2001, Mr. Der Torossian was Chairman of the Board and Chief Executive Officer of Silicon Valley Group (SVGI), which was acquired by ASML and started his career with Hewlett Packard where he spent twelve years. Mr. Der Torossian was credited for turning around several companies and operations including as President of ECS Microsystems and President of the Santa Cruz Division of Plantronics, Inc. Mr. Der Torossian also serves as a Director of several privately held companies and was Chairman of the Semiconductor Equipment and Materials International Environmental, Health & Safety Committee (SEMI EHS) and has served as Chairman of Semi/Sematech.
Mr. Saltich, 64, has served as the Chairman and interim Chief Executive Officer of Vitex Systems, Inc., a private technology company, since January 2006. Mr. Saltich also served as the President, Chief Executive Officer and a Director of Three-Five Systems, Inc., a manufacturer of display systems and provider of electronic manufacturing services, from 1999 to 2005. From 1993 to 1999, Mr. Saltich served as Vice President of Advanced Micro Devices and from 1991 to 1993 served as Executive Vice President for Applied Micro Circuits Company. From 1988 to 1991 he was Vice President at VLSI Technology and from 1971 to 1988 served in a number of capacities with Motorola, Inc. Mr. Saltich currently serves as a Director for several public and private companies and is on the Technical Advisory Board of DuPont Electronic Materials and the Manufacturing Advisory Board for Cypress Semiconductor.
“We are pleased to have expanded our Board with the election of Mr. Der Torossian and Mr. Saltich as new Directors,” stated Steven Laub, Atmel’s President and Chief Executive Officer. “Their industry knowledge and experience will prove invaluable as we identify and pursue new opportunities that drive sustainable long-term growth and increased shareholder value.”
About Atmel
Atmel is a worldwide leader in the design and manufacture of microcontrollers, advanced logic, mixed-signal, nonvolatile memory and radio frequency (RF) components. Leveraging one of the industry’s broadest intellectual property (IP) technology portfolios, Atmel provides the electronics industry with complete system solutions focused on consumer, industrial, security, communications, computing and automotive markets.
CONTACT:
Robert Pursel, Director of Investor Relations of Atmel,
1-408-487-2677
Web site: http://www.atmel.com